Exhibit 99.1

Media Contacts:	Eddie Northen
Rollins Inc.
404.888.2242

Orkin Establishes New International Franchise in Beijing

ATLANTA, June 18, 2015 – Rollins Inc., a global services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, has expanded its presence in China with the addition of a new franchise located in Beijing.

“We are excited to expand our presence in Beijing and believe this capital city with an estimated population of 21.5 million, provides a great opportunity for us as we continue to grow our Orkin brand internationally,” said Tom Luczynski, Orkin group vice president of global development and franchising.  “We are also pleased to continue to expand our presence in China, given its vast consumer market and accelerating economy.”

This new location represents the company’s fourth franchise in China and the latest step in Rollins’ international franchise growth strategy. The franchise will offer commercial and residential pest control and termite services.

The franchisee’s recently completed their initial training at the company’s award-winning training center in Atlanta, and will receive follow-up training in their country.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects. The company operates more than 400 locations with almost 8,000 employees. Using a proprietary, three-step approach, Orkin provides customized services to approximately 1.7 million homeowners and businesses in the United States, Canada, Mexico, Europe, Central America, South America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. Orkin is committed to studying pest biology and applying scientifically proven methods.  The company collaborates with the Centers for Disease Control and Prevention (CDC) and eight major universities to conduct research and help educate consumers and businesses on pest-related health threats. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, TruTech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com,  www.pestdefense.com, www.orkincanada.ca,  www.westernpest.com,  www.crittercontrol.com,   www.indfumco.com, www.trutechinc.com,  www.allpest.com.au,  www.walthamservices.com,  www.permatreat.com, www.cranepestcontrol.com, and  www.rollins.com.

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